Exhibit 10.2

U.S.$7,875,000.00

CREDIT AGREEMENT

Dated as of December 02, 2019

Between

PRICESMART  COLOMBIA S.A.S

as Borrower

and

CITIBANK, N.A., acting through its international banking facility as Lender

Table of Contents

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.0 I. Cetiain Defined Terms	I
SECTION 1.02. Computation of Time Periods	12
SECTION 1.03. Accounting Terms	12
SECTION 1.04. Tertns Generally	12
SECTION 1.05. Currency Equivalents Generally	12

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCE

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

19
SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01	19
SECTION 3.02. Conditions Precedent to the Borrowing	20

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower	21

ii

Page

ARTICLE V

COVENANTS OF THE BORROWER

19
SECTION 5.01. Affirmative Covenants	25
SECTION 5.02. Negative Covenants	27

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default	29

ARTICLE VII

MISCELLANEOUS

Schedules

Schedule I - Commitments

Schedule 4.0l(z) 5.02(a)-Existing Liens Schedule 4.0l(aa) -Existing Debt

Exhibits

Exhibit A-1 - Form of New York Law Promissory Note Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Acceptance

CREDIT AGREEMENT

Dated as of December 02, 2019

PRICESMART COLOMBIA S.A.S., a Simplified Stock Corporation (Sociedad por Acciones Simplificada,) organized and existing under the laws of the Republic of Colombia (the "Local Country") (the "Borrower") and Citibank, N.A. ("Citibank"), acting through its international banking facility, as Lender (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance" means an advance by the Lender to the Borrower pursuant to Article II

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms  "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct  or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

"Agreement" means this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to  time.

"Agreement Value" means, for each Hedge Agreement, on any date of determination, an amount determined by the Lender equal to the amount, if any, that would be payable by the Borrower or any of its Subsidiaries to its counterparty to such Hedge Agreement  in accordance  with its terms as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) the Borrower or such Subsidiary was the sole "affected party" and  (iii) the Lender was the sole party determining such payment amount.

"Anti-Corruption Laws" means all laws, rules, regulations and requirements of any jurisdiction (including the U.S., the Local Country and The Republic of Colombia), in each case, as amended from time to time, concerning or relating to bribery or corruption, including, without limitation, the FCPA, the U.K. Bribery Act of 2010 and any conduct that falls within the scope of Laws 1474 of 2011 and 1778 of 2016 and Decree 124 of 2016 of Colombia (Colombian Anticorruption Statute) and all other applicable anti bribery and corruption laws.

"Applicable Accounting Rules" has the meaning specified in Section 1.03.

"Applicable Law" means, with respect to any Person, collectively, all international , foreign, federal, national state, provincial and local laws, statutes, treaties, rules, guidelines, regulations, orders, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any  Governmental  Authority  charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to such Person.

"Applicable Margin" means 2.45% per annum with respect to an Advance bearing interest at the Eurodollar Rate.

"Approved Fund" means any Fund that is administered or managed by (i) the Lender, (ii) an Affiliate of the Lender or (iii) an entity or an Affiliate of an entity that administers or manages the Lender.

"Asset Sale" means any sale, conveyance, lease, assignment, transfer, licensing or other disposition of, or the grant of any option or other  right to purchase,  lease or otherwise  acquire,  any property, business or assets of the Borrower other than those sale of current assets sales in the ordinary course of its business.

"Assignee" has the meaning specified in Section 7.06(a).

"Assignment and Acceptance" means an assignment and acceptance entered into by the Lender and an Assignee of the Lender in substantially the form of Exhibit C hereto.

"Assignor" has the meaning specified in Section 7.06(a).

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the  European Union, the implementing  law for such  EEA Member  Country  from time to time which is described in the EU Bail-In Legislation Schedule.

"Base Rate" means a fluctuating interest rate per annum in effect from time to  time, which rate per annum shall at all times be equal to the highest of:

(a)    the rate of interest announced publicly by Citibank in New  York,  New  York, from time to time, as Citibank's base rate;

(b)    1/2 of one percent per annum above the Federal Funds Rate; and

(c)    the Eurodollar Rate plus 1.00%;

provided that, notwithstanding anything herein to the contrary, the Base Rate shall at no time  be less than 1.00% per annum.

"Base Rate Advance" means an Advance that bears interest at the Base Rate.

"Borrowing" means a borrowing consisting of an Advance made by the Lender.

"Business Day" means a day of the year on which  banks are  not  required  or authorized by law to close in New York City and the Local Country and, if the applicable  Business  Day relates to an Interest Period or determination of the Eurodollar Rate, on which dealings are carried on in the London, England interbank market.

"Capitalized Leases" means all leases that have been or should be, in accordance with Applicable Accounting Rules, recorded as capitalized leases.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption  or taking effect  of any  law,  rule, regulation or treaty, (b) any  change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any  Governmental Authority; provided that notwithstanding anything herein to  the  contrary,  (x) the  Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel C01mnittee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulat01y authorities, in each case pursuant to Basel III and (z) the CRD  IV  and  any  law or  regulation which implements CRD IV in any jurisdiction, shall in each case be deemed to be a "Change in Law'\ regardless of the date enacted, adopted or issued.

"Change of Control" means any of the following: (a) the Equity Investors shall cease to own directly or indirectly 51% of the Voting Stock in the Borrower or shall cease  to  have the power to exercise, directly or indirectly, a controlling influence  over the management  or policies  of the Borrower; or (b) any Person or two or more Persons acting in concert other than the Equity Investors shall have acquired beneficial ownership (within the meaning of Rule 13d of  the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible  into  such  Voting Stock) representing 51% or more of the combined voting power of all Voting Stock of the Borrower; or (c) any Person or two or more Persons acting in concert other than the  Equity Investors shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the  power  to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Borrower.

"Citigroup" means Citigroup, Inc. and each subsidiary and affiliate thereof (including, without limitation, Citibank, N.A. and each of its branches wherever located) and Banco Nacional de Mexico, S.A., integrante del Grupo Financiero Citibanamex and each subsidiary and affiliate thereofand Banco de Chile and each subsidiary and affiliate thereof.

"Colombian Central Bank" means the Central Bank of Colombia (Banco de la Repi1blica de Colombia) or any other Governmental Authority charged with the responsibility of issuing, managing and controlling legal currency in Colombia and determining foreign exchange policy."Code" means the Internal Revenue Code of 1986 of the United States of America.

"Commitment" has the meaning specified in Section 2.01.

"Confidential Information" means information relating to the Borrower or any of its Subsidiaries or any of their respective businesses that the Borrower or any of its Subsidiaries furnishes to the Lender, other than any such information that is or becomes generally available to the public or that is or becomes available to the Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch  profits Taxes.

"Consolidated'  refers to the consolidation of accounts in accordance with Applicable Accounting Rules.

"Constituent Documents" means with respect to any Person (i) if such other Person is a corporation, its estatutos or certificate  or articles of  incorporation  and the  bylaws (or  equivalent or comparable constitutive documents with respect to such Person's jurisdiction of organization),

(ii) if such other Person is a limited liability company, the certificate of formation or articles of formation or organization and operating agreement, and (iii) if such other Person is a partnership, joint venture, trust or other form of business entity, the partnership, joint venture  or  other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

"CRD IV'' means (a) Regulation (EU) No 575/2013 of the European  Parliament  and of  the Council of 26 June 2013 on prudential requirements for credit  institutions  and  investment firms and amending Regulation (EU) No 648/2012 and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit  institutions  and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

"Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary  course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or  similar  extensions  of  credit,  (g) all obligations of such Person in respect of Hedge Agreements (which with respect to each Hedge Agreement shall  be deemed  to be equal to the Agreement  Value of each such  Hedge Agreement),

(h) all Debt of others refe1Ted to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, "Guaranteed Debt") guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment  of such Guaranteed  Debt or to assure the holder  of such Guaranteed  Debt   against  loss,

(3)    to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor  against  loss,  and  (i) all  Debt  referred  to  in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, Law 1116 of 2006 as amended and all other liquidation, conservatorship, bankruptcy,  assignment  for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia, the Local Country or any other applicable jurisdictions..

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"EEA Financial Institution" means (a) any credit institution or investment finn established in any EEA Member Country which is subject to the supervision  of  an  EEA Resolution Authority, (b) any entity established in an EEA Member Country which  is a parent  of an institution described in clause (a) of this definition,  or (c) any  financial  institution  established in an EEA Member Country which  is a subsidiary  of an institution  described  in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Date" has the meaning specified in Section 3.01.

"Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options  for  the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such  Person (including,  without  limitation,  partnership,  member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"Equity Investors" means Pricesmart Inc, its affiliates to the extend any such affiliate is controlled by Pricesmart Inc For purposes of this definition, "control" of a Person means  the  power, directly or indirectly, to direct or cause the direction of the management and  policies  of such Person, whether by ownership of Equity Interests, contract or otherwise.

"EU Bail-In Legislation Schedule" means the EU Bail-In  Legislation  Schedule published by the Loan Market Association (or any successor person), as in effect  from time to  time.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D.

"Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank  offered  rate for  deposits in U.S. Dollars at  approximately  11:00 A.M.  (London  time) two Business  Days  prior  to  the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.  If the Reuters Screen LIBORO1 Page (or any successor page) is unavailable,  the  Eurodollar  Rate for any Interest Period for each Eurodollar Rate Advance shall be as reasonably determined by the Lender, subject, however, to the provisions of Section 2.07. If the Lender determines, in its sole discretion, that the Eurodollar Rate cannot be determined pursuant to this definition, the term "Eurodollar Rate" shall refer to a comparable successor rate, as agreed to between  the Borrower  and the Lender. Notwithstanding anything herein to the contrary, the Eurodollar Rate shall at no time be less than 0.00% per annum.

"Eurodollar Rate Advance" means an Advance that bears interest at the Eurodollar Rate.

"Eurodollar   Rate   Reserve   Percentage"   for   any   Interest   Period   means   the reserve percentage applicable two Business Days before the first day  of  such  Interest  Period  under regulations issued from time to time by the Board of Governors of the U.S. Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a  member  bank of the U.S. Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on the Eurodollar Rate Advance is determined) having a term equal to such Interest Period.

"Events of Default" has the meaning specified in Section 6.01.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to  a  Recipient,  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes,  and  branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized  under  the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes imposed under  FATCA,  (c) Taxes attributable to such Recipient's failure to comply with  Section  2.12(t)  and  (d)  The Republic of Colombia withholding Taxes at a rate in excess of the greater of (i) lowest applicable withholding tax rate in The Republic of Colombia or (ii) if any  Republic  of  Colombia  withholding Tax is imposed at a rate higher than the rate stated in (i) as a result of a Change  in  Law, such higher rate..

"Existing Debt" has the meaning specified in Section 5.02(b)(i)(F).

"Existing Liens" means the Liens existing on the Effective Date and described on Schedule 4.0l(z) 5.02(a) hereto.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant  to  Section 1471(b)(1) of  the  Code.

"FCPA" means the U.S. Foreign Corrupt Practices Act of l 977, as amended from time to time.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day,  for the next  preceding  Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so  published  for any day that is a Business  Day,  the average  of the quotations  for such day on such transactions  received by the Lender from three Federal funds brokers of recognized standing selected by it in its sole discretion.

"Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

"Funded Debt" of any Person means Debt in respect of the Advance, in the case of the Borrower, and all other Debt of such Person that by its terms matures more than one year after the date of its creation or matures within one year from such date but  is  renewable or extendible,  at  the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of its creation.

"Governmental Authority" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any  governmental,  executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, whether federal, state, provincial, territorial, local or foreign, including any supra-national bodies, such as  the European Union or the European Central Bank, and any public  international  organizations, such as the World Bank and the IMF.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature  regulated  pursuant to any Environmental Law.

"Hedge Agreements" means any of the following: (i) a rate  swap  transaction,  swap option, basis swap, forward rate transaction, commodity swap,  commodity  option,  equity  or equity index swap, equity or equity index option, bond option, interest rate option, foreign  exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction,  buy/sell-back  transaction,  securities lending transaction, weather index transaction or forward purchase or sale of  a  security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) a transaction which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments,  debt  securities  or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Interest Period” means the period commencing on the date of any Advance and ending on the corresponding date of the third month thereafter and, thereafter, each  subsequent  third month period commencing on the last day of the immediately preceding Interest Period; provided, however, that:

(i)    if a scheduled repayment of principal would otherwise occur during an Interest Period, such Interest Period shall end on the date of such scheduled repayment;

(ii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the  last day  of such Interest Period to occur in the next following calendar month, the last day  of such  Interest Period shall occur on the immediately preceding Business Day; and

(iii)    whenever the first day of any Interest Period  occurs  on  a day  of  an  initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to  the number  of months  in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

"Internal Revenue Code" means Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

"Lender" means Citibank or any Person that shall become a party hereto pursuant to Section 7.06, for so long as Citibank or such Person shall be a party to this Agreement.

"Lending Office" means, with respect to the initial Lender, the office of the initial Lender specified as its "Lending Office" opposite its name on the signature  pages  below,  and  with respect to any other Lender, the office of such Lender specified as its "Lending Office" in the Assignment and Acceptance pursuant to which such Lender became  a  Lender,  or  such  other office of the Lender as the Lender may from time to time specify to the Borrower.

"Lien" means any lien, security interest or other charge or encumbrance of any  kind, or any other type of preferential arrangement, including, without limitation, the lien or  retained security title of a conditional vendor and any easement, right  of  way  or  other encumbrance  on title to real property.

"Loan Documents" means (a) this Agreement, and (b) each Note, in each case as  amended from time to time.

"Material Adverse Change" means any material adverse change in  the  business, condition (financial or otherwise), operations, performance, properties or prospects of  the  Borrower or the Borrower and its Subsidiaries taken as a whole.

"Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the  Borrower  or  any  other Person to consummate the transactions contemplated hereby to occur on the date of the disbursement of any Advance hereunder; (c) the rights and remedies  of the  Lender  under any  Loan Document or (d) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party.

"Maturity Date" means December 03, 2024.

"Net Cash Proceeds" means, with respect to any Asset Sale by the Borrower or any of its Subsidiaries, the excess, if any, of (a) cash proceeds received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or  by  monetization  of, a note receivable or otherwise, but only as and when received), including insurance proceeds (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and awards of compensation received with respect to  the destruction or condemnation of all or part of such property over (b) the sum of (i) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents), (ii) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (iii) taxes  paid or payable as a result of such  Asset  Sale (after taking  into account any available tax credit or deductions and any tax sharing arrangements,  as  determined by the management of the Borrower acting in good faith); provided that, if the amount of any estimated taxes pursuant to subclause (iii) above exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount  of such  excess  shall constitute Net Cash Proceeds.

"Note" means a promissory note of the Borrower payable to the Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to  such  Lender resulting from an Advance made by the Lender

"Notice of Borrowing" has the meaning specified in Section 2.02(a).

"OFAC' means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a  result of a present or former connection between such Recipient and  the  jurisdiction  imposing such Tax (other than connections arising from such Recipient having executed,  delivered,  become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

"Participant" has the meaning specified in Section 7.06(d).

"Participant Register" has the meaning specified in Section 7.06(d).

"Patriot Act' means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Te1rnrism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

"Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required  to  be  paid  under Section 5.0l(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the  ordinary  course  of business securing obligations that are not overdue for a  period  of more than  30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and  (d) easements,  rights of way and  other encumbrances on title to real prope1iy that do not render title to the property encumbered  thereby  unmarketable or materially adversely affect the use of such property for its present purposes.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof, or any other entity.

"Process Agent" has the meaning specified in Section 7.10(b).

"Recipient" means the Lender.

"Regulation D" means Regulation D of the Board of Governors of the U.S. Federal Reserve System, as in effect from time to time.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.

"Risk Transfer" has the meaning specified in Section 7.06(e).

"Sanctioned Jurisdiction" means, at any time, a country or territory that is, or whose government is, the subject of Sanctions.

"Sanctioned Person" means, at any time, (a) any Person  listed  in any Sanctions-related list maintained by any Sanctions Authority, (b) any Person located, organized, or resident in a Sanctioned Jurisdiction, or (c) any other subject of Sanctions, including, without limitation, any Person controlled or 50 percent or more owned in the aggregate, directly  or  indirectly,  by, or acting on behalf of, or at the direction of, any such Person or Persons described in the foregoing clauses (a) or (b).

"Sanctions" means economic, trade, or financial sanctions, requirements, or embargoes imposed, administered, or enforced from time to time by any Sanctions Authority.

"Sanctions Authority" means the United States (including, without limitation, OFAC and the U.S. Department of State), the United Kingdom (including, without limitation, Her Majesty's Treasury), the European Union and any EU member state, the United Nations Security Council,  and any other relevant sanctions authority.

"Solvent" means, with respect to any Person on a particular date, that on such date

(a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable  value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's  ability  to pay such  debts and liabilities as they mature, and (d) such Person is not engaged in business  or  a  transaction, and is not about to engage in business or a transaction, for which  such  Person's property would constitute an unreasonably small capital.  The amount of contingent  liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably  be expected  to become an actual  or matured liability.

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate, or other business  entity  of which (or in which)  more than  50% of (a) the issued and outstanding Voting Stock to elect a majority of the Board  of  Directors  or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might  have  voting  power  upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, patinership or joint venture or (c) the beneficial interest in such trust or estate, or other business entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Taxes" means all present or future taxes, levies, imposts,  duties,  deductions, withholdings (including, without limitation, backup withholding and value-added  tax),  assessments, fees or other charges imposed by any Governmental Authority, irrespective of the manner in which they are collected or assessed, including any interest,  additions  to  tax  or penalties applicable thereto.

"Termination Date" means the earlier of December 03, 2019 and the date of termination of the Commitment pursuant to Section 6.01.

"United States" or "U.S." means the United States of America.

"U.S. Dollars", "U.S. $"and"$" mean the lawful currency of the United States.

"Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

"Withholding Agent" means the Borrower and the Lender.

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member  Country,  which  write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Computation of Time Periods. In this  Agreement  and  the  other  Loan  Documents,  unless otherwise specified herein or in such other Loan Document, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with consistent with those applied in the preparation of the financial statements refeITed to in Section 4.01(e) ("Applicable Accounting Rules"); provided that (a) if there is any change in Applicable Accounting Rules from such principles applied in the preparation of the financial statements refeITed to in Section 4.01(e), the Borrower shall give prompt notice of such change to the Lender, (b) if the Borrower notifies the Lender that the Borrower requests an amendment of any provision hereof  to eliminate  the effect of any change in Applicable Accounting Rules (or the  application  thereof) (or  if  the  Lender requests an amendment of any provision hereof for such purpose), regardless of whether such  notice is given before or after such change in Applicable Accounting Rules (or the application thereof), then such provision shall be applied on the basis of Applicable Accounting Rules as in effect  and  applied immediately before such change shall have become effective  until such notice shall  have been withdrawn or such provision is amended in accordance herewith.

SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular  and  plural  forms of the terms defined. Whenever the context may require, any pronoun shall  include  the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument  or other document  as from  time to time amended,  supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be  construed  to  include  such  Person's successors and assigns, (c) the words "herein," "hereof' and "hereunder," and words of similar  import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(d)    all references herein to Articles, Sections, Exhibits and Schedules shall be  construed  to  refer  to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified,  refer to such  law or regulation as amended,  modified  or supplemented from time to time, and (f) the words "asset'  and ''property"  shall  be construed  to  have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.05. Currency Equivalents Generally. Any  amount  specified  in  this  Agreement  (other  than  in  Articles II and V) or any of the other Loan Documents to be in U.S. Dollars shall also include  the equivalent of such amount in any currency other than U.S. Dollars, such equivalent amount to  be determined at the rate of exchange quoted by Citibank, N.A. in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in

U.S. Dollars with such other currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCE

SECTION 2.01. The Advance. The Lender agrees, on the terms and conditions hereinafter set forth, to make a single advance ( an "Advance") to the Borrower on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed U.S. $7,875,000.00 (the Lender's "Commitment"). Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02.  Making  the  Advance.  (a)  The  Borrowing  shall   be  made  on  notice,  given  not  later  than  11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed  Borrowing, by the Borrower to the Lender. The notice of borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested date of such Borrowing. Upon fulfillment of the applicable conditions set forth in A1ticle III, the Lender will make the funds available to the Borrower  at the bank account specified on the Notice of Borrowing. The Lender may make the Advance through its Affiliates.

(b) The Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify the Lender against  any loss, cost or expense  incurred  by the Lender as a result of any failure to fulfill on or before the date specified in the Notice  of  Borrowing  the  applicable conditions set forth in Article III, including, , cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund  the  Advance  when  such Advance, as a result of such failure, is not made on such date.

SECTION 2.03. Termination or Reduction of the Commitments.

(a)    Mandatory.

(i)    The Lender's Commitment shall be automatically and permanently  terminated  on the Termination Date.

(ii)    If (x) the B01rnwer shall fail to perform or observe any  term,  covenant  or agreement contained in Section 5.0l(a)(ii) or 5.02 G)(ii), or (y) any representation or warranty made by the B01rnwer (or any of its officers) in Section 4.0l(w), (x) or (y) shall prove to have been  incorrect in any material respect when made or deemed made; then, in each case, the Lender may  elect thereafter in its sole discretion, to terminate its Commitment upon the giving of written notice thereof to the Borrower, and upon delivery of such notice, the Borrower shall within  five  (5) Business Days, prepay the full the outstanding principal amount of the Advance then outstanding, together with any other amounts payable under the Loan Documents, together  with accrued  interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.04. Repayment. The Borrower shall repay to the Lender the aggregate  principal  amount  of  the Advance on the following dates in the amounts indicated below; provided, however, that  the Borrower  shall in any case repay to the Lender on the Maturity Date an amount sufficient to repay the outstanding principal amount of the Advance then outstanding:

Period	Date	Payment	Notional
0	3-0ec-19	$ -	$ 7,875,000.00
1	3-Mar-20	$ 207,237	$ 7,667,763.00
2	3-Jun-20	$ 207,237	$ 7,460,526.00
3	3-Sep-20	$ 207,237	$ 7,253,289.00
4	3-0ec-20	$ 207,237	$ 7,046,052.00
5	3-Mar-21	$ 207,237	$ 6,838,815.00
6	3-Jun-21	$ 207,237	$ 6,631,578.00
7	3-Sep-21	$ 207,237	$ 6,424,341.00
8	3-0ec-21	$ 207,237	$ 6,217,104.00
9	3-Mar-22	$ 207,237	$ 6,009,867.00
10	3-Jun-22	$ 207,237	$ 5,802,630.00
11	6-Sep-22	$ 207,237	$ 5,595,393.00
12	5-0ec-22	$ 207,237	$ 5,388,156.00
13	3-Mar-23	$ 207,237	$ 5,180,919.00
14	5-Jun-23	$ 207,237	$ 4,973,682.00
15	5-Sep-23	$ 207,237	$ 4,766,445.00
16	4-0ec-23	$ 207,237	$ 4,559,208.00
17	4-Mar-24	$ 207,237	$ 4,351,971.00
18	4-Jun-24	$ 207,237	$ 4,144,734.00
19	3-Sep-24	$ 207,237	$ 3,937,497.00
20	3-0ec-24	$3,937,497	$ -

SECTION 2.05. Interest.  (a) Scheduled  Interest.  The Borrower shall pay interest on the  unpaid  principal  amount of the Advance owing to the Lender from the date of such Advance until such principal amount shall  be paid in full, at a rate per annum equal at all times during each Interest Period to the sum  of (x) the Eurodollar Rate for such Interest Period  plus (y) the Applicable Margin,  payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months  from the first day of such Interest  Period  and  on the date such Advance shall be paid in full.

(b)    Default Interest.  If any  principal  amount or  interest on the outstanding  amount of the Advance is not paid when due , the Lender may require the Borrower to pay interest ("Default Interest") on (i) the unpaid principal amount  of the Advance  owing to the Lender,  payable in arrears on the dates referred to in clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document that is not paid when due, from the date such amount shall be due until such amount shall be paid in full,  payable  in arrears on the date such amount shall be paid  in full and on demand, at a rate per annum equal at all times to 2%  per  annum  above  the  rate  per  annum  required  to  be  paid  on  the   Advance   pursuant  to clause (a) above; provided, however, that following acceleration of the Advance pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Lender.

SECTION 2.06. Interest Rate Determination. (a) If, on or prior to the first day of the Interest Period:

1. the Lender determines (which determination shall  be conclusive  and  binding  on  the  Borrower absent manifest error) that, by reason of circumstances affecting the London interbank Eurodollar market, the Eurodollar Rate cannot be determined pursuant to the definition thereof, or

ii. the Lender determines that for any reason in connection with any request for a Eurodollar Rate Advance or a continuation thereof that Dollar deposits are not being offered to banks  in  the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advance 1,or (B) the Eurodollar Rate for any requested Interest Period  with respect to a proposed Eurodollar Rate Advance does not adequately and fairly reflect the cost to such Lender of funding such Advance, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Advances shall be suspended until the Lender revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, or continuation of Eurodollar Rate Advances.

(b)    If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Borrower will be deemed to have elected an Interest  Period  with a duration equal to the Interest Period then ending.

SECTION 2.07. Prepayments. (a) Optional. The Borrower may, upon at  least  five Business  Days'  irrevocable notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and  if such notice is given the Borrower shall, prepay the outstanding  principal  amount  of  the Advance  in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of  at least U.S. $500.000,00 or an integral multiple of U.S. $100.000,00 in excess thereof, (y) each prepayment of the Advance shall be applied in direct order of maturity to the remaining scheduled installments of principal and (z) the Borrower shall be obligated to reimburse  the  Lender  in  respect thereof pursuant to section 7.04 (c).

SECTION 2.08. Increased Costs and Increased Capital. (a)  Increased  Costs  Generally.  If any Change  in Law  shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the  account  of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) or (c) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on the Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Advance made  by  the  Lender  or participation therein; and the result of any of the foregoing shall be to  increase  the  cost  to the Lender of making, converting to, continuing or maintaining the Advance or of maintaining its obligation to make any such Advance, or to reduce the amount  of  any sum  received  or  receivable by the Lender hereunder (whether  of principal,  interest  or any other amount), then the Bo1rnwer will from time to time, upon request by the Lender, pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.(b) Capital Adequacy. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on  the Lender's  capital  or on the capital of the Lender's holding company, if any, as a consequence of this Agreement, or the Commitment of the Lender or the Advance made by the Lender to a level below that which the  Lender or the Lender's holding company could have achieved but for such Change in Law (taking  into consideration the Lender's policies and the policies of the Lender's holding  company  with respect to capital adequacy), then the Borrower will from time to time, upon request by the Lender, pay to the Lender such additional amount or amounts as will  compensate  the  Lender  or  the Lender's holding company for any such reduction suffered.

(b)    Certificates for Reimbursement. A certificate of the Lender setting forth  the amount or amounts necessary to compensate the Lender or  its  holding  company  as  specified  in paragraph (a) of this Section and delivered to the Borrower, shall be conclusive and binding for  all purposes, absent manifest error; provided however that if the Lender receives any amount exceeding the necessary amount to compensate the Lender, such amount in excess shall be returned  to the Borrower within three (3) Business Days. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(c)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered  more  than three (3) months  prior  to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender's intention to claim compensation therefor  (except  that,  if the Change  in Law giving rise to such increased costs or reductions  is retroactive,  then the three-month  period  referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.09. Illegality. Notwithstanding any other provision of this Agreement, if the Lender determines that a Change in Law makes it unlawful, a Governmental Authority asserts that it is unlawful, for the Lender to perform its obligations hereunder to make the Advance or to fund or maintain the Advance hereunder, or any Governmental Authority has imposed material restrictions  on the authority  of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank Eurodollar market, then the Lender shall promptly notify the Borrower thereof, following which (a) until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make the Advance shall be suspended  and (b) if the Lender shall so request in such notice or if such Change in Law or such restrictions shall so mandate, the Borrower shall prepay in full the then outstanding  principal amount of the Advance, together with accrued interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Change in  Law or such restrictions. If it is lawful for the Lender to maintain its Advance through the last day of the Interest Period then applicable to such Advance, such prepayment shall be due on such last day. Notwithstanding  the foregoing, in the event that the Lender has notified the Borrower that it  is not  unlawful  for such  Lender to maintain Advance accruing interest at a rate determined by reference to the Base Rate, (i) each Eurodollar Rate Advance held by the Lender will automatically, upon such election, convert into a Base Rate Advance and (ii) the obligation of the Lender to make or maintain Eurodollar Rate Advance shall be suspended, in each case until the Lender shall notify the Borrower that the Lender has determined that the circumstances causing such suspension no longer exist.

SECTION 2.10. Payments and Computations. (a)  The Borrower  shall  make each  payment or amount  due  under this Agreement, each Note and the other Loan Documents, without giving effect to any right of  counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in freely transferable lawful money of the United States to the Lender at its Account No. 10980495, which the

Lender maintains with Citibank, N.A., 388 Greenwich Street, New York, NY 10013, United States of America, ABA No. 021000089, Account Name: CITIBANK IBF, Reference[•] in same day funds.

(b)    The Borrower hereby authorizes the Lender  and each of its Affiliates,  if and to  the extent payment owed to the Lender is not made when due hereunder or under any Note held by the Lender, to charge from time to time against any or all of the Borrower's accounts with the Lender or such Affiliate any amount so due.

(c)    All computations of interest shall be made by the Lender on the basis of a year of 360 days in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment  fees are  payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)    Whenever any payment or amount due under this Agreement, any Note or any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall  in such case be included  in  the computation of payment of interest; provided, however, that, if such extension  would cause payment  of interest on or principal of the Advance to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day .

SECTION 2.11.  Taxes.  (a)    Defined Terms. For purposes of this Section 2.12, the term "applicable law" or ''Applicable Law" includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on  account  of  any obligation of the Borrower under any Loan Document shall be made free and clear of and  without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the  full  amount deducted or withheld to the relevant Governmental Authority in accordance with applicable  law and, if  such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient  receives  an  amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law or at the  option  of  the  Lender timely reimburse it for the payment of, any Other Taxes

(d)    Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (30) days after written demand therefor, for the full amount of any  Indemnified  Taxes (including Inde1m1ified Taxes imposed or asserted on or attributable to amounts payable under  this Section) payable or paid by the Lender or required to be withheld or deducted from a  payment  to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Inde1Mified Taxes were correctly or legally imposed  or asserted by the relevant Governmental  Authority. A certificate as to the amount of such  payment or liability  delivered  to the Borrower  by the Lender shall be conclusive absent manifest error.

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant  to this Section 2.11, the Borrower  shall deliver to the Lender  the original or a certified copy of a receipt issued  by such Governmental  Authority evidencing  such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender. In the case of any payment hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines in its good faith interpretation of applicable law that no Taxes or Other Taxes are payable in respect thereof, or if Lender and the Borrower do not agree on a determination of the Taxes or Other Taxes payable in respect thereof, the Borrower shall, at the Lender's request, furnish, or  shall cause such payor to furnish, to the Lender an opinion of counsel acceptable to the Lender supporting the Borrower's position, in any case notwithstanding the Borrower's  obligations  in respect of Taxes or Other Taxes as set forth in this Section 2.11. For purposes of this Section 2.11, the terms "United States" and "United States person" shall have the meanings specified in Section 770 I of the Internal  Revenue Code.

(t)    Status of Lender. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document it shall upon written reasonable request of the Borrower (but only if the Lender is lawfully able to do so) use commercially reasonable efforts to provide within a reasonable time the Borrower with such forms, documents or other certifications, appropriately completed and executed, as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

Survival. Each patty's obligations under this Section 2.11 shall survive any assignment of rights by the Lender, the termination of the Commitments  and  the repayment,  satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.12. Mitigation Obligations. If the Lender requests compensation under Section 2.08, or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Lender or any  Governmental Authority for the account of the Lender pursuant to Section 2.11, then the Lender shall (at the request  of  the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Advance hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.11, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and  would  not otherwise  be disadvantageous to the Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any  Lender  in connection with any such designation or assignment.

SECTION 2.13. Use of Proceeds. The proceeds of the Advance shall be available (and the Borrower agrees that it shall use such proceeds) to refinance existing debt borrowed from the Lender.

SECTION 2.14. Notes. (a) The Advance shall be evidenced by a Note. Each Note shall (1) be issued  by  the Borrower, (2) be payable to the Lender and be dated the Closing Date, (3) be in a stated principal amount equal to the Advance made on the Closing Date, (4) provide the amortization schedule for the relevant Advances, (5) bear interest as provided in this Agreement, and (6) be in English. The date and amount of each payment of principal and interest made on the Advances  shall  be recorded  by the Lender on its  books, which recordations shall, in the absence of manifest error, be conclusive as to such  matters; provided, that the failure of the Lender to make any such recordation or any error therein shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note. Upon the request of the Lender, the borrower shall, no later than (5) Business Days following the date of any such request, issue  one or more new Notes to reflect any change in the interest rate applicable to the Advance or  any assignment of the Lender's commitment. Each new Note shall be executed before a notary public in the Local Country. The issuance, execution and delivery of any Note pursuant to this Agreement shall not be,  or be construed as, a novation with respect to this Agreement or any other agreement between the Lender and the B01rnwer and shall not limit, reduce or otherwise affect the obligations or rights of the Borrower under this Agreement, and the rights and claims of the Lender under any Note shall not replace  or supersede the rights and claims of the Lender under this Agreement.

(b)    Notwithstanding discharge in full of any Note, if the amount (including,  without  limitation, Default Interest and additional amounts with respect to Taxes due pursuant to Section 2.11 of this Agreement and others in connection therewith) paid or payable to the Lender under such Note (whether arising from the enforcement thereof in the Local Country or otherwise) is less than the aggregate of amounts and payments due and payable to the Lender in accordance with this Agreement with  respect to the Advance, or portion thereof, evidenced by such Note, the Borrower agrees, to the fullest extent it may effectively do so, to pay to the Lender upon demand such difference in accordance with Section 2.10 hereunder and as otherwise specified in this Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01.  Section 2.01 of this Agreement  shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

(a)    There shall have occurred no Material Adverse  Change  since  September  30, 2019 or any material adverse change in the political, economic of financial condition  of  the  Local Country.

(b)    There shall exist no action, suit, investigation, litigation or proceeding affecting  the Borrower or any of its Subsidiaries pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby or thereby.

(c)    All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby (including, without limitation, exchange control approvals and any other consents required or advisable from the central bank of the Local Country) shall have been obtained (without the imposition  of any conditions that are not acceptable  to the Lender) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender  that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby or thereby. The Borrower shall make all necessary registrations and filings with the Colombian Central Bank no later than the Advance date.

(d)    The Borrower shall have notified the Lender in writing as to the proposed

Effective Date.

(e)    The Borrower shall have paid all accrued fees and expenses of the Lender (including the accrued fees and expenses of counsel to the Lender).

(f)    On the Effective Date, the following statements shall be true and the Lender shall have received a certificate signed by a duly authorized officer of the B01rnwer, dated the Effective Date, stating that:

(i)    The representations and warranties contained in Section 4.01 and in each other Loan Document are true and correct in all material respects on and as of  the Effective Date, and

(ii)    No event has occurred and is continuing that constitutes a Default.

(g)    The Lender shall have received on or before the Effective Date  the following, each dated such day, in form and substance satisfactory to the Lender:

(i)    This Agreement, duly executed by the Borrower and the Lender.

(ii)    Ce11ified copies of the (A), a certificate of existence and legal representation ("certificado de existencia y  representaci6n legal';( the "Certificate") of the Borrower issued by the Chamber of Commerce of Bogota; and (B) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document, and a ce11ificate of the Secretary or an Assistant Secretary of the B01rnwer certifying the absence of any change or amendment to the Constituent Documents of the Borrower since the date the Certificate was issued.

(iii)    A ce11ificate of the Secretary or an Assistant Secretary or ad hoc Secretary of the B01rnwer certifying the names and true signatures of the officers of the Borrower included as legal representatives in the Ce11ificate and therefore authorized to sign each Loan Document to which it is or is to become a  party and the  other documents  to be delivered hereunder and thereunder.

(iv)    A letter from the Process Agent indicating its acceptance of the appointment by the Borrower pursuant to Section 7.l O.

(h)    All documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act, requested (at least three (3) Business Days prior to  the Effective  Date) by the Lender shall have been received by the Lender.

SECTION 3.02. Conditions Precedent to the Borrowing.

The obligation of the Lender to make the Advance on the occasion  of the Borrowing  shall  be subject to the conditions precedent that:

(i)    the Effective Date shall have occurred;

 (ii)     the Lender shall have received a Notice of Borrowing as required by Section 2.02(a);

(iii)     the Lender shall have received at the Closing Date the Note evidencing such

Advance

(iv)    the representations and warranties contained in Section 4.01 and in each other Loan Document are correct in all material respect on and as of the date of such Borrowing,  before and  after giving effect to such Borrowing and to the application of the proceeds therefrom, as though  made on and as of such date;

(v)    no event has occurred and is continuing, or would result from such B01rnwing or from the application of the proceeds therefrom, that constitutes a Default;

(vi)    there shall have occurred no Material Adverse Change since September 30, 2019 since the Effective Date; and

(vii)    the Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request.

The delivery of a Notice of Borrowing and the acceptance by the Borrower  of  the proceeds of the Advance shall  constitute  a representation and  warranty  by the Borrower  that on the date of such Advance (both i1mnediately before and immediately after giving effect to such Advance) the conditions contained in this Article III have been satisfied or waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION  4.01.  Representations  and   Warranties   of the  Borrower.    The Borrower represents and warrants as follows:

(a)    The Borrower is a Simplified Stock Corporation  duly  organized,  validly  existing under the laws of the Local Country and has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own, lease and operate its prope11ies and to carry on its business as now conducted and as proposed to be conducted.

(b)    The execution, delivery and performance by the B01rnwer of this Agreement and each other Loan Document, and the consummation of the transactions contemplated hereby, are within the Borrower's organizational powers, have been duly authorized by all necessary organizational action, and do not (i) contravene the Borrower's Constituent Documents, (ii) violate any applicable law, rule, regulation (including, without limitation, Regulation X of the Boards of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of any contractual restriction binding on or affecting the Borrower or any of its prope11ies, or (iv) result in the creation or imposition of any Lien on any assets of the Borrower.

(c)    Except for the registration of this Agreement with the Colombian Central Bank, no authorization or approval or other action by, and no notice to or filing with, any  Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery and performance by the Borrower of any Loan Document to which it is or is to  be a  party  or (ii) the exercise by the Lender of its rights under any Loan Document.

(d)    This Agreement has been, and each other Loan Document when delivered hereunder has been or will have been, duly executed and delivered by the Borrower. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e)    (i) The Consolidated balance sheet of the Borrower as at December  31,  2018,and  the related Consolidated statements of income and cash flows of the Borrower for  the fiscal year then ended, accompanied by an opinion of Ernst & Young Audit  S.A.S. independent  public  accountants, and included in the latest report filed by the Borrower and the Consolidated balance sheet of the Borrower as at August 31, 2018, and the related statements  of income and cash flows of  the Borrower for the nine months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to the Lender, fairly present, subject, in the case of said balance sheet as at August 31, 2018,  and  said  statements  of  income  and  cash  flows  for  the  nine months  then  ended, to year-end audit adjustments, the Consolidated financial  condition  of the Borrower  as at such  dates and the Consolidated results of the operations of the Borrower  for the  periods ended on such dates, all  in accordance with Applicable Accounting Rules consistently applied. The Borrower has no liabilities, obligations or commitments of a type required to be reflected on a balance  sheet  prepared  in accordance with Applicable Accounting Rules except: (i) those which are adequately reflected or reserved against in the Consolidated balance sheet as at December 31, 2018 and (ii) those which have been incurred in the ordinary course of business since December 31, 2018  and  which  are not  material in amount.

(ii)    Since September 30, 2019, there has been no Material Adverse Change.

(f)    There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(g)    The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the U.S. Federal Reserve System), and no proceeds of the Advance will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or to purchase or carry any  margin  stock  or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refinance or refund Debt originally incurred for such purpose.

(h)    The Borrower has filed, has caused to be filed or has been included in all Tax returns (national, departmental, local, municipal and foreign) required to be filed and has  paid all Taxes due with respect to the years covered by such returns. The charges, accruals and reserves on the books of  the Borrower and its Subsidiaries in respect of Taxes or other governmental charges are adequate in accordance with Applicable Accounting Rules.

(i)    The Borrower is in compliance with all Applicable Laws and requirements of all Governmental Authorities (including, without limitation, all governmental  licenses, certificates, permits, franchises and other governmental authorizations and approvals necessary to the ownership of its properties or to the conduct of its business, Environmental Laws, and laws with respect to social security and pension fund obligations) , in each case except to the extent that  failure  to  comply therewith could not reasonably be expected to have a Material Adverse Effect.

(i)    (i)     The  Borrower  have good  and sufficient  legal title to all its assets and  properties   that are material to its businesses, except for minor defects in title that do not interfere with their ability to conduct their respective businesses as currently conducted or to utilize such  properties  for their intended purposes,  and, to the best of its knowledge,  none of such  assets or properties is subject  to any Liens, except those listed on Schedule 4.0l(z) and as otherwise permitted by Section 5.02(a).

(ii)    The properties of the Borrower are insured with financially sound and reputable insurance companies (not being Affiliates thereof), in such amounts, with  such  deductibles  and covering such risks as are customarily maintained by Persons engaged in a similar business, owning similar properties and operating in similar localities where the Borrower and its Subsidiaries maintain their principal places of operations.

(k)    The Borrower own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without  conflict  in  any material respects with the rights of any other Person. No slogan or other advertising device, product, process, method, substance, pat1 or other material now employed, or now  contemplated  to  be employed, by any of the Borrower or its Subsidiaries infringes upon any rights held by any  other  Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

(l)    No income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever  are or  will be, under applicable law in the Local Country, imposed, assessed, levied or collected by the Local Country or any political subdivision or taxing  authority  thereof or therein  either (i) on or by virtue of the execution or delivery of any Loan Document or (ii) on any payment to be made by the Borrower pursuant to any Loan Document.

(m)    Each Loan Document is in proper legal form under the law of the Local Country for the enforcement thereof against the Borrower under the law of the Local Country;  provided  that, in the event of enforcement in the courts of the Local Country, any public document issued outside  of the Local Country must be notarized and apostilled and a translation of this Agreement into Spanish, prepared by an official translator, shall be required. To ensure the legality, validity, enforceability or admissibility in evidence of any Loan Document in the Local Country (except  for  the  official translation into Spanish of any such document by an official translator, if executed in a  foreign language), it is not necessary that this Agreement or any other Loan Document  or any  other document be filed or recorded with any com1 or other authority in the Local Country or that any stamp or similar tax be paid on or in respect of this Agreement or any other Loan Document, in addition to those requirements set forth by Colombian Central Bank and the applicable Colombian foreign exchange regulation. The submission  to jurisdiction,  appointment  of the Process  Agent, consents  and  waivers by the Borrower in Section 7.10 of the Agreement are valid and irrevocable.  It  is  not  necessary  in order for the Lender to enforce any rights or remedies  under the Loan Documents  or solely  by  reason of the execution, delivery and performance by the Borrower of the Loan Documents that the Lender be licensed or qualified with any Governmental Authority in the Local Country, or be entitled to carry on business in any of the foregoing.

(n)    The Borrower is not subject to regulation under any other law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority that  limits its ability to incur any indebtedness under this Agreement or any Note.

(o)    The Borrower is subject to civil and commercial law with  respect to its obligations  under the Loan Documents, and the execution, delivery and performance by the Borrower of the Loan Documents constitute private and commercial acts (jure gestionis acts)rather than public or governmental acts Oure imperii acts). None the Borrower or any its respective properties has any immunity from jurisdiction  of any court or from set-off or any legal  process (whether through service  or notice, attachement prior to judgment, attachement in aid of execution,  execution  or  otherwise) under the laws of the Unites States, the Local Country or any other  relevant jurisdiction  in respect  of  its obligations under the Loan Documents.

(p)    The Borrower's obligations under this Agreement and each Note constitute direct, unconditional, unsubordinated and unsecured obligations of the Borrower and do rank and will rank  pari passu in priority of payment and in all other respects with all other unsecured and unsubordinated Debt of the Borrower.

(q)    The obligations of the Borrower under the Loan Documents are not subject to any defense, set-off or counterclaim by the Borrower or any circumstance whatsoever which might  constitute  a legal or equitable discharge from its obligations thereunder.

(r)    The Borrower, a nonbank entity located outside the United States, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located  outside  the  United States as provided in Section 204.8(a)(3)(vi) of Regulation D. Therefore, the Borrower acknowledges that the proceeds of the Advance by the International Banking Facility of the Lender  will  be  used  solely to finance the Borrower's operations outside the United States or that of the Borrower's foreign affiliates.

(s)    The Borrower is not required to register as an "investment company", as such term is defined in the Investment Company Act of 1940, as amended.

(t)    No information, exhibit or report furnished  by or on  behalf of the Borrower  to the Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of any Loan Document contained any untrue statement of a material fact or omitted to  state  a  material  fact necessary to make the statements made therein not misleading.

(u)    The Borrower is Solvent.

(v)    The Borrower, and to the knowledge of the Borrower after due inquiry, its parents are conducting its business in compliance with Anti-Corruption Laws. The Borrower and its directors, officers and employees and, to the knowledge of the Borrower after due inquiry, its parents, affiliates, agents and other Persons acting for the benefit of the Borrower, are in compliance with all applicable Anti-Corruption Laws and are not under investigation for or being charged with any violation of any applicable Anti-Corruption Laws, in each case, except as disclosed to the Lender by the Borrower in writing. The Borrower and its respective directors, officers and employees  after  due  inquiry,  its parents, Affiliates and agents are in compliance with all applicable Sanctions. The Borrower has implemented and maintains in effect policies and procedures to ensure compliance  by the Borrower, and its directors, officers, employees, Affiliates and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(w)    None of the Borrower s or any of is respective directors, officers, or employees or, to the knowledge of the Borrower after due inquiry or its parents or agents are a Sanctioned Person, or  located, organized or resident in a Sanctioned Jurisdiction.

(x)    The operations of the Borrower, and to the  knowledge  of the Borrower  after due inquiry, its parents are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower and its parents conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the "Anti-Money Laundering Laws"), and no action, suit or proceeding by or before any court or Governmental Authority or body or  any  arbitrator  involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower after due inquiry, threatened.

(y)    Set forth on Schedule 4.0l(z) hereto is a complete and accurate list of all Liens on the property or assets of the Borrower and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Borrower or such Subsidiary subject thereto.

(z)    Set forth on Schedule 4.0l(aa) hereto  is a complete  and  accurate  list of all Existing  Debt of the Borrower and each of its Subsidiaries, showing as of the date hereof the obligor, the creditor and the principal amount outstanding thereunder. Neither the Borrower nor any of its Subsidiaries is in default in any manner under any  provision  of the Existing Debt, where such default could  reasonably be expected to result in a Material Adverse Effect.

(aa)Under current laws and regulations of the Local Country and each political subdivision thereof, all interest, principal, premium, if any, and other  payments  due or to be made on the Advance or otherwise pursuant to the Loan Documents may be freely transferred out of the Local Country and  may be paid in, or freely conve1ied into, U.S. Dollars, subject to compliance with foreign exchange regulations in the Local Country.

(bb)    To its knowledge, no payments or other consideration provided to the Lender in satisfaction of or on account of the Borrower's obligations under this Agreement, any Note  or  any  other Loan Document were derived from criminal or other illegal activity.

(cc)    No Default or Event of Default has occurred and is continuing.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION  5.01. Affirmative  Covenants.    So long as the Advance shall remain unpaid, any obligation of the Borrower under any Loan Document shall remain outstanding or the Lender shall have any Commitment hereunder, the Borrower will:

(a)    Compliance with Laws, Etc. (i) Comply, (A) with all applicable Anti-Corruption Laws, (B) with all Sanctions and (C) in all material respects, with all  other  Applicable  Laws,  such  compliance to include, without limitation, compliance with Environmental Laws; and (ii) implement, maintain and continue to maintain in effect, and enforce, policies and procedures to ensure compliance by the Borrower, and its respective directors, officers, employees, Affiliates and agents with Anti Corruption Laws, Anti-Money Laundering Laws and all applicable Sanctions.

(b)    Payment  of Taxes.  Etc.   Pay  and  discharge,    before  the  same shall  become delinquent, (i) all Taxes and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided,  however, that the Borrower shall  not  be required  to pay or discharge  any such Tax or  claim that is being contested in good faith and by proper proceedings  and  as to  which appropriate  reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property  and  becomes enforceable against its other creditors.

(c)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar  businesses  and  owning similar properties in the same general areas in which the Bo1Tower operates.

(d)    Preservation of Organizational Existence, Etc. Preserve and maintain, , its organizational existence, rights (charter and statutory), permits, approvals, licenses, privileges and  franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c); provided, further, that the Borrower shall not  be required to preserve any right or franchise if the Board  of Directors of the  Borrower shall determine that the preservation thereof is no longer desirable in the conduct  of the business  of the Borrower,  as the case may be, and that the loss thereof is not disadvantageous in any material respect  to  the Borrower, such Subsidiary or the Lender.

(e)    Visitation Rights. At any reasonable time and  from time to time  but  no  more than once per quarter, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and  visit the prope1iies  of, the Borrower,  and to discuss the affairs, finances and accounts of the Borrower with any of their officers or directors and with their independent certified public accountants.

(f)    Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with Applicable  Accounting Rules in effect from time to time.

(g)    Maintenance of Properties, Etc. Maintain and preserve, all of  its prope1iies that are used  or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h)    Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

(i)    Repotiing Requirements. Furnish to the Lender:

(i)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at  the  end  of  the  previous fiscal year and ending with the end of such quarter, duly certified (subject  to year-end  audit adjustments) by the chief financial officer of the Borrower as having  been  prepared in accordance with Applicable Accounting Rules.

(ii)    as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the

Borrower and its Subsidiaries, containing Consolidated  and consolidating  balance sheets of the Borrower and its Subsidiaries as of the end  of such  fiscal year  and  Consolidated and consolidating statements of income and cash flows of the Borrower and  its  Subsidiaries for such fiscal year, in each case accompanied by an opinion  acceptable  to  the Lender by Ernst & Young Audit S.A.S. or other independent public accountants acceptable to the Lender (without a "going  concern"  or  like  qualification  or exception and without any qualification or exception as to the scope of such audit). as soon as available and in any event no later than 90 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Lender, of balance sheets, income statements and cash  flow  statements  on  a monthly basis for the fiscal year following such fiscal year then ended and on an annual basis for each fiscal year thereafter until the Maturity Date;

(iii)    as soon as possible and in any event within five (5) Business Days  after the occurrence of each Default continuing on the date of such statement,  a statement  of  the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)    promptly after the commencement thereof, notice of all actions and proceedings before any Governmental Authority or arbitrator affecting the Borrower  or  any of its Subsidiaries of the type described in Section 4.0l(t);

(v)    such other information respecting the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request;

SECTION 5.02. Negative Covenants. So long as the Advance shall remain unpaid, any obligation of the Borrower under any Loan Document shall remain outstanding or the Lender shall have any Commitment hereunder, the Borrower will not:

(a)    Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)    Permitted Liens,

(ii)    purchase money Liens upon or in any real property  or  equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or  Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real  property  or equipment being acquired, and no such extension, renewal or replacement shall extend to  or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided, further, that the aggregate principal amount of  the  indebtedness secured by the Liens referred to in this clause (ii) shall not exceed the amount specified therefor in Section 5.02(d)(iii) at any time outstanding,

(iii)    the  Liens  existing  on  the   Effective   Date   and   described   on Schedule 5.02(a) hereto,

(iv)    other Liens securing Debt in an aggregate principal amount not to exceed U.S. $500,000.00 (or its equivalent in other currencies) at any time outstanding, and

(v)    the  replacement,  extension  or  renewal  of  any  Lien  permitted  by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount  or  change  in  any direct or contingent obligor) of the Debt secured thereby.

(b)    Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that the Borrower may  merge with any other Person so long as the Borrower is the surviving corporation; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)    Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by Applicable Accounting Rules.

(d)    Sales, Etc. of Assets. Consummate any Asset Sale, except (i) sales of inventory in the ordinary course of its business, (ii) in a transaction authorized by subsection (c) of this Section and (iii)    sales of assets for fair value in an aggregate amount not to exceed U.S.$25,000,000.00 (or the equivalent in other currencies) in any year, provided that in the case of the sale of any asset in a single transaction or a series of related transactions in an  aggregate  amount  exceeding  U.S.$12,500,000.00 (or the equivalent in other currencies), the fair value of such asset shall have been determined in good faith by the General Shareholders Assembly of the Borrower and (iv) sales of assets for fair value in an aggregate amount exceeding $25,000,001,00 (or the equivalent in other currencies) in any year, subject to the previous approval of the Lender.

(e)    Change in Nature of Business. Make, or permit any of its Subsidiaries  to make,  any material change in the nature of its business as carried on at the date hereof.

(t) Change in nature of business. Make, or permit any of  its  Subsidiaries  to  make,  any  material change in the nature of its business as carried on at the date hereof.

(g)    Amendment of Constituent Documents. Amend its Constituent Documents in any respect which would reasonably be expected to have a Material Adverse Effect.

(h)    Use of Proceeds.

(i)    Use the proceeds of the Advance except in accordance with Section 2.13.

(ii)    Directly or indirectly, use any part of any proceeds of the Advance  or lend, contribute, or otherwise make available such proceeds, or shall permit any of its parents or Subsidiaries, or any of its or their respective  directors,  officers,  or employees, or to the knowledge of the Borrower after due inquiry, the Affiliates or agents of the Borrower or any of its or their respective Subsidiaries, directly or indirectly,  to use any  part of any proceeds of the Advance or lend, contribute, or otherwise make available such proceeds, in each case, (A) to fund or facilitate any activities or business of or with any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (B) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (C) in any manner that would result in a violation by any Person of Sanctions, or (D) in violation of applicable law, including,  without limitation, Anti-Corruption Laws. (iii) Use    the proceeds of the Advance other than to finance the non-U.S. operations of the Borrower or the Borrower's Affiliates located outside the United States.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a)    the Borrower shall fail to pay (i) when and as required to be paid herein, any principal  of  the Advance when the same becomes due and payable, or (ii) any interest on the Advance  or shall  fail to make any other payment of fees or other amounts under any Loan  Document,  in each  case  under this clause (ii), within three days after when the same becomes due and payable; or

(b)    any representation or warranty made by the Borrower (or any of its  officers)  herein  or under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)    (i) the Borrower shall fail to perform or observe any term,  covenant  or  agreement  contained in Section 5.0l(a)(ii), (d), (e) or G)(iv), or 5.02, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 or more days after the earlier of the date on which (A) any officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Lender; or

the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium of, interest on, or any other amount payable in respect of, any Debt that is outstanding in a principal or notional amount  of at  least U.S. $2,000,000.00 (or its equivalent in other currencies) in the aggregate (but excluding Debt outstanding hereunder) of the Borrower, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and  such  failure shall  continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other event shall occur or condition shall exist under any agreement or instrument  relating  to any such  Debt and shall continue after the applicable grace period, if any, specified in  such  agreement  or  instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof  to cause such  Debt to mature; or any such Debt shall be declared to be due and payable, or required to  be prepaid  or redeemed  (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in  each  case  prior to the stated maturity thereof, or the Borrower shall generally not pay its debts as such  debts  become  due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors;  or any proceeding shall be instituted  by or against the B01rnwer seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial pmi of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 or more days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its  property) shall  occur; or the B01rnwer or any of its Subsidiaries shall take any corporate action to authorize any of the actions set fo1th above in this subsection (e);

(d)    or

(e)    judgments or orders for the payment of money in excess of U.S. $2,000,000.00 (or its equivalent in other currencies) in the aggregate shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor  upon such judgment  or order or (ii) there shall be any period of 30 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)    any non-monetary judgment or order shall be rendered against the Borrower that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 or more consecutive days during which a stay of enforcement of such judgment or order,  by  reason  of  a pending appeal or otherwise, shall not be in effect; or

(g)    the obligations of the Borrower under any Loan Document shall fail to rank at least pari passu with all other unsecured and unsubordinated Debt of the Borrower; or

(h)    any provision of any Loan Document shall cease to be valid and binding on or enforceable against the B01rnwer, or the Borrower shall so assert or state in writing, or the obligations of the Borrower under any Loan Document shall in any way become illegal; or

(i)    either (i) any authority asse1ting or exercising governmental or police powers in the Local Country shall take any action, including a general moratorium, canceling, suspending or deferring the obligation of the Borrower to pay any amount of principal or interest or other amount  payable  under  any Loan Document or preventing or hindering the fulfillment by the Borrower of its obligations under any Loan Document or having any effect on the currency in which the Borrower  may  pay  its obligations under any Loan Document or on the availability of foreign currencies in exchange for the lawful currency of the Local Country (including any requirement for the approval to exchange foreign currencies for the lawful currency of the Local Country) or otherwise or (ii) the Borrower shall, voluntarily or involuntarily, participate or take any action to participate in any facility or exercise involving the rescheduling of Borrower's debts or the restructuring of the currency in which  the Borrower may pay its obligations; or

(j)    any authority asserting or exercising governmental or police powers  in the Local  Country or any Person acting or purporting to act under such authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial portion of the property of the Borrower; or

(k)    a Change of Control shall have occurred; or Pricesmart Inc,  a  Delaware  Corporation, ceases to beneficially own, directly or indirectly, at least sixty percent (60%) of the outstanding.

(I)    a Material Adverse Change shall have occurred and be continuing; then, and in any such event, the Lender (i) may, by notice to the Borrower, declare its obligation to make the Advance to be terminated, whereupon the same shall immediately terminate, and (ii) may, by notice to the Borrower, declare the Advance, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be immediately due and payable, whereupon  the Advance, all such interest  and all such amounts shall become and be immediately due  and  payable,  without  presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived  by  the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under clause (e) above, (A) the obligation of the Lender to make the Advance shall automatically be terminated and (B) the Advance, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand,  protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision  of this  Agreement  or  any  other Loan Document, nor consent to any depa1ture by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02.  Notices,  Etc. (a)  Except  in the case of notices and other communications expressly  permitted  to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service (including international courier), mailed by certified or registered mail  or  sent  by facsimile, if to the Borrower, at its address at Cra 9A No.  99-02  Piso  3,  Bogota  Colombia,  Attention: Jose Alejandro Duenas Betancourt; and if to the initial Lender, at its Lending Office specified opposite its name on the signature pages below; if to any other Lender, at its Lending Office specified in  the Assignment and Acceptance pursuant  to which it  became  a Lender; or, as to the Borrower  or the Lender, at such other address as shall be designated by such patty  in a written notice to  the other  party. Delivery by telecopier or other electronic c01mnunication of an executed counterpart  of any amendment  or waiver of any provision of this Agreement, any other Loan Document or any Exhibit hereto or thereto to be executed and  delivered  hereunder  shall be effective as delivery of a manually executed counterpart thereof.

Notices sent by hand or overnight courier service, or mailed by ce1tified or registered mail, shall  be  deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours  for the recipient, shall  be deemed  to  have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the  Lender hereunder may be delivered or furnished by electronic c01mnunication (including e-mail and Internet or intranet websites) pursuant to procedures approved  by the  Lender. The  Lender or the Borrower  may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested” function, as available, return e-mail or other  written acknowledgement) and  (ii) notices or communications posted  to  an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and  identifying  the  website  address  therefor;  provided  that,  for  both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender  to  exercise,  and  no  delay  in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not  exclusive  of  any remedies provided by law.

SECTION 7.04. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay on demand  all reasonable  costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification, waiver or amendment of any Loan Documents or any other documents to be delivered hereunder or thereunder (whether or not the transactions contemplated hereby or thereby shall be consummated), including, without limitation, (A) all due diligence, transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented fees, charges, disbursements and expenses of counsel for the Lender (including, without limitation, all fees and time charges and disbursements for attorneys who may be employees of the Lender) with  respect thereto and with respect to advising the Lender as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Lender, if any  (including, without limitation, counsel fees and expenses, including all fees and time charges and disbursements for attorneys who may be employees of the Lender), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any Loan Document and the other documents to be delivered hereunder or thereunder, including, without limitation, reasonable fees and expenses  of  counsel  for  the  Lender  in  connection  with  the  enforcement  of   rights   under   this Section 7.04(a) and in connection with any workout, restructuring or  negotiation  in  respect  of  the Advance requested by the Borrower.

(b)    The Borrower agrees to indemnify and hold harmless the Lender and each of its Related Parties (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation reasonable, fees, charges, disbursements and expenses of counsel (including all fees and time charges and disbursements for attorneys who may be employees of an Indemnified Party)) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any actual or potential investigation, litigation or proceeding or preparation of a defense in connection therewith, whether based on contract, tort or any other theory) (i) any Loan Document, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advance or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a com1 of competent jurisdiction to have resulted primarily from such Indemnified Party's fraud, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Lender or any of its Related Parties, on any theory of liability arising out of or otherwise relating to any Loan Document, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advance. No Indemnified Party referred to in this paragraph shall be  liable  for any damages arising from the use by unintended  recipients  of any  information  or other materials distributed by it through telecommunications, electronic or other information  transmission  systems  in  connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)    If any payment of principal of any Advance is made by the Borrower to or for the account of the Lender other than on the last day of an Interest Period for such Advance, as a result of a mandatory termination of the Lender's Commitment pursuant to Section 2.03(b)(ii), payment pursuant to Section 2.07 or 2.08, acceleration of the maturity of any Note pursuant to Section 6.0 I  or for any other reason, or if the Borrower fails to make any payment hereunder for  which  a notice  of prepayment  has been given or that is otherwise required  to  be made,  or  if the Borrower  fails to borrow on the date or in the amount notified by the Borrower in any Notice of Borrowing, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional  losses, costs or expenses that it may incur as a result of such payment or such failure to pay, prepay  or  borrow, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired (or which could have been acquired) by the Lender to fund or maintain such Advance. A certificate submitted by the Lender to the Borrower as to the amount of such compensation shall be conclusive and binding for all purposes, absent manifest error. For purposes of calculating amounts payable by the Borrower to the Lender under this Section 7.04(c), the Lender shall be deemed to have funded each Advance bearing interest  at  the  Eurodollar Rate made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a  comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

(d)    Without prejudice to the survival of any other agreement of the  Borrower hereunder or under any other Loan Document,  the agreements  and obligations  of the Borrower contained in Sections 2.09, 2.12, 7.04 and 7.08 shall survive the termination of the  Loan  Documents  and  the payment in full of principal, interest and all other amounts payable under the Loan Documents.

SECTION 7.05. Right of Set-off. (a) To the extent permitted under the Applicable Law, upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates  is hereby  authorized  at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time  held and other indebtedness or obligations at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower or its Affiliates against any and all of the obligations of the Borrower or its Affiliates now or hereafter existing under any Loan Document, whether or not the Lender shall have  made  any demand  under any Loan Document and although such obligations may  be unmatured. The Lender agrees promptly to notify the Borrower or its Affiliates, as applicable, after any such set-off and application; provided  that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to  other  rights  and  remedies  (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

(b)    The Borrower hereby authorizes the Lender and any of its Affiliates, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with the Lender or any of its Affiliates for any amount so due even if such charge causes any such accounts to be overdrawn. So long as any amount  under  any  Loan  Document  shall remain unpaid, the Borrower shall, unless the Lender otherwise consents in writing, maintain its current account numbers 36930322 with the Lender. The Lender is hereby authorized to deliver a copy of this Agreement to any of its Affiliates for the purposes described in this Section 7.05(b).

(c)     The  amount  of  any  deposit  or  indebtedness  that  shall   be  set-off  and applied against any and all obligations of the Borrower hereunder  or that  may  be charged  against any or all of the Borrower's accounts with the Lender or any of its  Affiliates  that  in each  case  is  not denominated in U.S. Dollars shall be that which, in accordance with normal banking procedures, will be necessary to purchase with such other currency, in New York City, NY, U.S.A.,  the amount  of  U.S. Dollars that the Borrower has so failed to pay when due.

SECTION 7.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth  in Section 3.01) when  it shall have been executed by the Borrower and the Lender, and thereafter shall be binding  upon  and inure to  the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 7.07. Assignments and Participations.(a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advance owing to it and the Note or Notes held by it) (each such Person an "Assignee" and the Lender from which the Assignee receives the rights and obligations, the "Assignor"); provided that (i) in the case of any partial assignment to an additional bank or financial institution, the principal amount of the portion of the Advance so assigned is not less than U.S.$5,000,000 (or if less, the Lender's then outstanding principal amount of the Advance and determined as of the date of the Assignment and Acceptance with respect to when such assignment is delivered to the Lender or, if "Trade Date" is specified in the Assignment and Acceptance, as of the Trade Date), (iii) no such assignment shall be made to the Borrower or any of the Borrower's Affiliates,

(iv)    no such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), and (v) the parties to each such assignment shall execute and deliver an Assignment and Acceptance, together  with  any  Note subject to such assignment. Upon such execution and delivery, from  and  after  the  effective  date specified in each Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned  to it pursuant  to such  Assignment  and Acceptance, have such rights and obligations of the Assignor hereunder and (y) the Assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights (other than its rights under Sections 2.08,

2.11 and 7.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from such obligations under this Agreement (and, in the case of an Assignment  and Acceptance covering all or the remaining portion of the Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).  If the Lender  transfers  or assigns  any  pmtion or all of its rights under the Loan Documents to any other financial institution, any  reference to  the Lender in each Loan Document shall thereafter refer to such Lender and to such other financial institution to the extent of their respective interests, as if such other financial institution had  been a party to this Agreement as of the date hereof up to and including the date of such transfer or assignment.

(b)    By executing and delivering an Assignment and Acceptance, the Assignor thereunder and the Assignee thereunder  confirm  to and agree with each other and the other  parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; (ii) such Assignor makes no representation or warranty and assumes  no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.0 I (e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to  enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon such Assignor and based on such documents and information as it shall  deem  appropriate  at the  time, continue to make its own credit decisions in taking or not taking action under this Agreement; and

(v)    such Assignee agrees that it will perform  in accordance  with their terms all of the obligations  that by the terms of this Agreement are required to be performed by it as the Lender.

(c)    Within five Business Days after its receipt of notice of an assignment hereunder and any Note or Notes subject to such assignment, the Borrower, at its own expense, shall execute and deliver to the Assignee in exchange for each surrendered Note a new Note payable to such assignee in an amount equal to the outstanding amount of the Note assumed by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a portion of any Advance, a new Note  payable  to  the Assignor in an amount equal to its pot1ion of such Advance. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or  Notes, shall be dated the effective date of such Assignment and Acceptance and shall  otherwise  be  in substantially the form of Exhibit C hereto.

(d)    The Lender may sell participations at any time,  without  the consent of, or notice, to the Borrower, to one or more banks or other entities (other than the Borrower or any of its Affiliates) (each a "Participant”)  in or to all or a portion of its rights and obligations  under  this  Agreement (including, without limitation,  all or a portion  of its Commitment,  the Advance owing to  it and  the Note or Notes held by it); provided, however, that (i) the Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged,  (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes  of this  Agreement,  (iv) the  Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under the Loan Documents and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any other amounts payable  hereunder,  in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal  of, or interest on, the Notes or any other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.08, Section 7.04(c) and Section 2.11 (subject to the requirements and limitations therein, including the requirements under  Section 2.1 l(f) (it  being  understood  that  the  documentation  required   under Section 2.11(f) shall be delivered to the pat1icipating Lender)) to the same extent  as  if it  were a  Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.08 or 2.11, with respect to any participation, than its pat1icipating Lender would have been entitled to receive,  except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs  after  the Participant acquired the applicable participation. To the extent permitted by law, each  Participant  also shall be entitled to the benefits of Section 7.05 as though it were a Lender. Each Lender that sells a pat1icipation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Advances  or  other  obligations  under  the Loan  Documents (the "Participant Register"); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant  Register (including the identity of  any Participant or any  information  relating to a Participant's interest in any commitments, loans or its other obligations under  any  Loan  Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-l(c) of the United States  Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)    The Lender may at any time, without the consent of, or notice, to the Borrowers, enter into one or more hedging, risk participation, derivative or similar transactions (howsoever  described or documented) (a "Risk Transfer") related to its rights or obligations under this Agreement, any Note or any Loan Document.

(f)    The Lender may, in connection with any assignment or participation or Risk Transfer or proposed  assignment  or participation or Risk Transfer  pursuant to this Section 7.07, disclose  to the assignee or participant or party to a Risk Transfer or proposed assignee or participant or party to a Risk Transfer, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower.

(g)    Notwithstanding any other provision set forth in this Agreement, the Lender may  at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advance owing to it and any Note held by it) to secure obligations of the Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the U.S. Federal Reserve System or any other central bank.

SECTION 7.08. Governing Law. This Agreement, and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract  or tott or otherwise)  based upon,  arising  out of or relating to this Agreement, any Note or any other Loan Document and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws  of the State  of  New York,  United States of America.

SECTION 7.09. Execution  in Counterparts.  This Agreement  may  be executed  in any number  of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed  to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic (i.e., ''pdf' or "ttf') format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.10. Jurisdiction; Waiver of Immunities. (a) Each of patties hereto hereby irrevocably  and unconditionally, to the fullest extent permitted by law, agrees that it will not commence  any  action, litigation or proceeding of any kind or description, whether in law or in equity, whether  in contract or in  tort or otherwise, against the Lender or any of its affiliates in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto,  in any forum other than the courts  of the State of New York sitting in New York County, and of the United States  District  Court  of  the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of  the  parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be  enforced in other jurisdictions by suit on the judgment  or in any other manner  provided  by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its prope1ties in the courts of any jurisdiction, including, without limitation, the courts sitting in the Local Country.

(b)    The Borrower hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 28 Liberty Street, New York, New York  10005,  United States, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such  process  to the Borrower  in care  of the Process Agent at the Process Agent's above address, and the Borrower hereby irrevocably  authorizes  and  directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 7.02. If the Process Agent shall cease to serve as agent for the Borrower to receive service  of  process  hereunder,  the Borrower, as applicable, shall promptly appoint a successor agent satisfactory to the Lender.

(c)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal com1. Each of the patties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such com1.

(d)    To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity  in  respect  of  its  obligations under this Agreement and the other Loan Documents and, without limiting  the  generality  of  the foregoing, agrees that the waivers set forth in this subsection (d) shall have the fullest scope  permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to  be  irrevocable for purposes of such Act.

SECTION 7.11. Judgment Currency. (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan  Document  in U.S.  Dollars  into another  currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase U.S. Dollars with such other currency in New York City on the Business Day preceding that on which final, non-appealable judgment is given.

(b) The obligations of the Borrower in respect of any sum  due  to  the  Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that following receipt by the Lender of any sum adjudged to be so due in such other currency, the Lender may, in accordance with normal, reasonable banking procedures, purchase U.S. Dollars with such other currency. If the amount of U.S. Dollars so purchased is less than the sum originally due to the Lender, in U.S. Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss.

SECTION 7.12. Confidentiality. The Lender shall not disclose any  Confidential  Information  to  any  Person  without the consent of the Borrower; provided that nothing herein shall prevent  the  Lender  from disclosing and/or transferring such Confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation, judicial process, subpoena or similar process of other Applicable Laws, (ii) to bank examiners or upon the  request  or demand of any other regulatory or self-regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by the Lender prohibited by this Agreement, (iv) in connection with any litigation to which the Lender is a patty, or in connection with the exercise of any remedy hereunder or under any other Loan Document, (v) to the Lender's legal counsel and independent auditors and accountants, (vi) to the Lender's branches, subsidiaries, representative offices, affiliates, Citigroup and its affiliates, and agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes),or (vii) subject to provisions  substantially  similar  to those contained in this Section 7.12, to any actual or proposed Participant or Assignee or party to a Risk Transfer or (viii) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities provided pursuant to this Agreement. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

SECTION 7.13. Patriot Act Notice. The Borrower hereby acknowledges that pursuant to applicable regulatory requirements, including but not limited to those under the Patriot Act, the Lender is required to obtain,  verify and record information that identifies the B01rnwer, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions  as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance  with  such applicable requirements.

SECTION 7.14. Acknowledgement and Consent to Bail-In  of  EEA  Financial  Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of  any  EEA  Financial  Institution arising under any Loan Document, to the extent such liability is unsecured,  may  be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers  by  an  EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any  party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on  it,  and  that  such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 7.15. Waiver of Jury Trial.  EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH OF THE BORROWER AND THE LENDER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.16. Severability. If any provision  of this Agreement  is found  by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law, each of the parties hereto hereby  agrees  that  such invalidity or unenforceability will not impair the validity or enforceability of any other provision hereof.

SECTION 7.17. Acknowledgements of the Borrower. The Borrower acknowledges that:

(a)    it has made its own independent decisions to enter into this Agreement and the other Loan Documents and as to whether the transactions contemplated by this Agreement and the other Loan Documents are appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary;

(b)    it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of entry into this Agreement and the other Loan Documents and the transactions contemplated thereby;

(c)    it is not relying on any communication (written or oral) of the Lender as investment advice or as a recommendation to enter into this Agreement  and the  other  Loan  Documents and the transactions contemplated hereby and thereby; and

(d)    it has had the opportunity to take all relevant independent advice it may have required with respect to its entry into this Agreement and the other Loan Documents and the transactions contemplated thereby, including without limitation legal advice in respect of New York and  Colombian  law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

(execution  pages follow)

PRlCESMART COLOMBIA SAS, as Borrower

                 C_

By Jhon Heriberto Guerrero Carvajal

Title: Alternate Legal Representative

BoJTower signature page. Crl:'dit Agreement Citibank N.A. - PriceSmart Colombia S.AS.

Lender:

Lending Office	CITIBANK, N.A., acting through its international banking facility
388 Greenwich Street New York, NY 10013	By
United States of America	Title:

lA'nds:-r sigmtun.;' pag ', Credit Agrcetn<.:'nt Ciiit>ank N.A. - Pricdmart Colombi.:1 S.A•.S.

NEW YORK LAW PROMISSORY NOTE

U.S.$7,875,000.00                                                                                             Dated: December 02, 2019

FOR VALUE RECEIVED, the undersigned, PRICESMART COLOMBIA S.A.S. a Simplified Stock Corporation (Sociedad por Acciones Simpl(ficada) organized  and existing  under the laws of Colombia (the "Borrower"), HEREBY PROMISES TO PAY to CITIBANK, N.A., (the "Lender") for the account of its Lending Office (as defined in the Credit Agreement referred to below) the principal amount of the Advance (as defined in the Credit Agreement referred to below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of December 02, 2019 between the Borrower and the Lender (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States to the Lender, at account number 10980495, aba 021000089, account name CITIBANK IBF ,in same day funds.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Advance by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the

U.S. Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof  prior to the maturity hereof upon the terms and conditions therein specified.

PRICESMART COLOMBIA S.A.S.

By Jhon Heriberto Guerrero Carvajal

Title: Alternate Legal Representative

EXHIBIT B - FORM OF NOTICE OF BORROWING

Citibank, N.A., acting through its international banking facility, as Lender under the Credit Agreement

referred to below

388 Greenwich Street

New York, NY 10013                                                                                             December 02, 2019

Attention: Jose Alejandro Duenas Betancourt

Ladies and Gentlemen:

The undersigned, PRICESMART COLOMBIA S.A.S., refers to the Credit Agreement, dated as of[], 2019] (as amended or modified from time to time,  the  "Credit  Agreement", the  terms defined therein being used herein as therein defined), between the undersigned  and  the  Lender,  and  hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement  that  the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the  information  relating  to  such  Borrowing  (the  "Proposed Borrowing")  as   required   by Section 2.02(a) of the Credit Agreement:

(i)    The Business Day of the Proposed Borrowing is December 03, 2019.

(ii)    The aggregate amount of the Proposed Borrowing is $7,875,000.00.

(iii)    The Proposed Borrowing shall consist of a Term Advance.

(iv)    Each Advance to be made pursuant to the Proposed Borrowing shall be initially maintained as a Eurodollar Rate Advance.

(v)    The proceeds of this Loan should be credited to the following account 36930322 at Citibank NY, ABA 021000089, in the name of Pricesmart Colombia S.A.S..

(vi)    The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is 3 months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)    the representations and warranties contained in Section 4.01 of the Credit Agreement and in each other Loan Document are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)    no event has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

No Material Adverse Change has occurred since September 30, 2019.

Very truly yours,

PRICESMART COLOMBIA S.A.

By Jhon Heriberto Guerrero Carvajal Title: Alternate Legal Representative

EXHIBIT C - FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement  dated  as of December  02, 2019 (as amended or modified from time to time, the "Credit Agreement") between Pricesmart  Colombia  S.A.S.,  a  Simplified Stock Corporation organized and existing  under the laws of Colombia  (the "Borrower")  and  the Lender. Terms defined in the Credit Agreement are used herein with the same meaning.

The "Assignor" and the "Assignee" referred to on Schedule 1 hereto agree as follows:

1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights  and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit  Agreement. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule I hereto.

2.    The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches each Note held by the Assignor and requests that the Borrower exchange such Notes for a new Note payable to the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and a new Note payable to the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule I hereto.

3.    The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to  in  Section 4.0l(e) thereof  and  such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents  and  information  as  it  shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking  action under the Credit Agreement; (iii) confirms that it is a sophisticated investor which has the ability to evaluate the merits and risks of an investment in the Credit  Agreement,  including, without limitation, the financial and  political  conditions  in Colombia  as of the date  hereof, and the ability to assume the economic risks involved in such an  investment;  and  (iv) agrees that  it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as the Lender.

4.    Following the execution of this Assignment and Acceptance,  it will  be delivered to the Borrower. The effective date for this Assignment and Acceptance (the "Effective Date")

shall  be  the  date  of  delivery  hereof  to  the  Borrower,  unless  otherwise  specified  on   Schedule I hereto.

5.    Upon such delivery to the Borrower, as of the Effective  Date, (i) the Assignee  shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and  obligations  of the Lender thereunder  and (ii) the Assignor shall,  to the extent provided in this Assignment and Acceptance, relinquish its rights  and  be released from its obligations under the Loan Documents (other than its rights and obligations under  the  Loan Documents that are specified thereunder to survive the payment in full of the obligations  of the Borrower under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Assumption).

6.    Upon such delivery to the Borrower, from and after the Effective Date, the Borrower shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and  Assignee shall make all appropriate adjustments in payments under the Credit  Agreement  and  the other Loan Documents for periods prior to the Effective Date directly between themselves.

7.    This Assignment and Acceptance  and  any claims,  controversy,  dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Acceptance and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

8.    This Assignment and Acceptance may be executed  in  any  number  of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed  to  be  an  original  and  all  of  which  taken  together  shall  constitute one and the same agreement. Delivery of an executed  counterpart of  Schedule  I to  this Assignment and Acceptance by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule l to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.